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                                                                     EXHIBIT 5.1

                               OPINION OF COUNSEL

U.S. Plastic Lumber Corp.
2300 W. Glades Road, Suite 400 W
Boca Raton, Florida  33431

Ladies and Gentlemen:

         We have acted as counsel to U.S. Plastic Lumber Corp., a Nevada corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), registering up to 1,187,285 shares of the Company's Common Stock, par value $.0001 per share to be issued upon the conversion of the Company's Series D Preferred Stock (the "Shares").

         For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and Bylaws, each as amended to date, resolutions adopted by the Company's Board of Directors and the other agreements, instruments, documents and records relating to the Company and the issuance of the Shares, including the Certificate of Amendment to the Certificate of Designation of Preferences, Rights and Limitations of the Series D Preferred Stock (the "Certificate") as we have deemed appropriate. In all examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Company, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company.

         We are licensed in New Jersey and Florida. We express no opinion concerning the laws of any jurisdiction other than the Nevada Revised Statutes.

         On the basis of the foregoing, we are of the opinion that upon their issuance pursuant to the conditions set forth in the Certificate, the Shares will be validly issued and are fully paid and non-assessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts and circumstances that come to our attention or changes in the law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of U.S. Plastic Lumber Corporation in connection with the matters addressed herein. This opinion may not be furnished or relied upon by any person or entity for any purpose without our prior written consent.

         We hereby consent to the reference to our firm under the caption "Legal Opinion" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,

                                            /s/ ROSETTO & ASSOCIATES, LLC
                                            ----------------------------------
                                              Rosetto & Associates, LLC